Issuer Free Writing Prospectus Dated November 10, 2021	Filed pursuant to Rule 433 Registration Statement No. 333-260875

Diversey Holdings, Ltd.

15,000,000 Shares

The following information supplements the Preliminary Prospectus dated November 8, 2021 (the “Preliminary Prospectus”).

Issuer:	Diversey Holdings, Ltd.
Ordinary Shares offered hereby:	15,000,000
Option to purchase additional shares:	2,250,000
Ordinary shares outstanding immediately after this offering (1):	317,431,140 shares, or 319,681,140 shares if the underwriters exercise their option to purchase additional shares in full.
Public Offering Price:	$15.00 per share
Lead book-running managers:	Citigroup Global Markets Inc. Morgan Stanley & Co. LLC J.P. Morgan Securities LLC
Book-running managers:

BofA Securities, Inc.

Barclays Capital Inc.

Goldman Sachs & Co. LLC

Credit Suisse Securities (USA) LLC

Jefferies LLC

RBC Capital Markets, LLC

UBS Securities LLC

Robert W. Baird & Co. Incorporated

Guggenheim Securities, LLC

Co-manager:	Siebert Williams Shank & Co., LLC

(1) Based on the number of ordinary shares outstanding at October 31, 2021.

Capitalized terms used herein and not otherwise defined shall have the meanings assigned to such terms in the Preliminary Prospectus.

We have been advised by the underwriters that on November 10, 2021, one of the underwriters purchased, on behalf of the syndicate, 22,738 ordinary shares of the Issuer at an average price of $15.00 per share in stabilizing transactions in accordance with Regulation M.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it from Citigroup, c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717 (Tel: 800-831-9146); or Morgan Stanley & Co. LLC, Attn: Prospectus Department, 180 Varick Street, 2nd Floor, New York, NY 10014.